UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2020

US FOODS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37786	26-0347906
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9399 W. Higgins Road, Suite 100

Rosemont, IL 60018

(Address of principal executive offices) (Zip code)

(847) 720-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	USFD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.	Results of Operations and Financial Condition.

The information set forth in Item 7.01 below is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

Announcement of Notes Offering

On April 22, 2020, US Foods Holding Corp. (“US Foods,” “we,” “our,” or “us”) issued a press release announcing the commencement of a private offering by its direct, wholly-owned subsidiary, US Foods, Inc., of senior secured notes (the “Notes”) in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), a copy of which is furnished as Exhibit 99.1 to this current report.

The Notes and the related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This current report does not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Information Included in the Offering Memorandum

US Foods is providing the disclosures below and supplementing the risk factors described in Part I, Item 1A of US Foods’ Annual Report on Form 10-K for the year ended December 28, 2019 (the “Form 10-K”) with the risk factors below, each of which US Foods included in a preliminary offering memorandum, dated April 23, 2020, in connection with the offering of the Notes described herein (the “Offering Memorandum”). The information in this current report should be read in conjunction with the risk factors described in the Form 10-K and the information under the “Forward-Looking Statements” in the Form 10-K, as modified hereby. The preliminary estimated unaudited consolidated financial information as of and for the 13-week period ended March 28, 2020 is preliminary, unaudited and subject to the completion of US Foods’ financial closing procedures as of and for the 13-week period ended March 28, 2020 and should not be viewed as a substitute for the information contained in full quarterly financial statements prepared in accordance with GAAP.

The following supplemental disclosures were included in the Offering Memorandum

2020 Term Loans

On April 22, 2020, we entered into a second amended and restated commitment letter (the “Commitment Letter”) with Citigroup Global Markets and Bank of America Securities (the “Commitment Parties”). Pursuant to the Commitment Letter, the Commitment Parties have committed to provide US Foods with a $700.0 million senior secured term loan facility (the “2020 Term Loan Facility”), subject to the terms and conditions set forth in the Commitment Letter. US Foods intends to use the proceeds of the 2020 Term Loan Facility to fund, in part, the Smart Foodservice Acquisition (as defined herein) and to pay fees and expenses related to the Smart Foodservice Acquisition.

The Commitment Letter replaced in its entirety the commitment letter we obtained from the Commitment Parties in connection with our entry into the Merger Agreement referred to below, which provided for a $700.0 million senior secured term loan “B” facility. The Commitment Parties’ obligation to provide the 2020 Term Loan Facility is subject to the satisfaction or waiver of customary conditions, including the consummation of the Smart Foodservice Acquisition.

The closing of the offering of the Notes is not conditioned upon the closing of the 2020 Term Loan Facility, and the closing of the 2020 Term Loan Facility is not conditioned upon the closing of the offering of the Notes.

Smart Foodservice Acquisition

On March 5, 2020, US Foods and a subsidiary entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Smart Stores Holdings Corp., a Delaware corporation (“Smart Foodservice”), and Smart & Final Holdings, Inc., as the stockholders’ representative under the Merger Agreement, pursuant to which US Foods agreed to acquire Smart Foodservice for $970.0 million in cash, on a cash-free, debt-free basis, subject to customary post-closing adjustments (the “Smart Foodservice Acquisition”).

Smart Foodservice operates 70 small-format cash and carry stores across California, Washington, Oregon, Idaho, Nevada, Utah and Montana that serve small and mid-sized restaurants and other food business customers with a broad assortment of products. Founded in 1955 and headquartered in the greater Portland, Oregon area, Smart Foodservice employs approximately 900 associates. For fiscal 2019, we estimate that Smart Foodservice had revenues of approximately $1.1 billion, net income of approximately $36.0 million and Adjusted EBITDA (including standalone cost estimates) of approximately $85.0 million. We believe Smart Foodservice will complement our Chef’Store® business and provide a platform to expand our presence in the growing cash and carry channel.

The Merger Agreement contains customary representations, warranties and covenants of the parties for acquisition transactions of this type. Prior to the execution of the Merger Agreement, the retail grocery business of Smart & Final LLC and certain of its affiliates (collectively, “Smart & Final”) was separated from Smart Foodservice pursuant to the terms of a Master Separation Agreement (the “Separation Agreement”) entered into between Smart Foodservice and Smart & Final. The Separation Agreement provides that certain Smart & Final entities will indemnify Smart Foodservice for certain liabilities, including pre-closing taxes and taxes incurred in connection with the separation of the businesses.

The Merger Agreement also contains certain termination rights, including the right of either US Foods or Smart Foodservice to terminate the Merger Agreement if the closing has not occurred on or before March 5, 2021.

We anticipate that the closing of the Smart Foodservice Acquisition will occur on April 24, 2020. The closing of the Smart Foodservice Acquisition is subject to satisfaction or waiver of certain closing conditions and accordingly no assurances can be made that this acquisition will be consummated on April 24, 2020. The closing of the offering of the Notes is not conditioned upon the closing of the Smart Foodservice Acquisition, and the closing of the Smart Foodservice Acquisition is not conditioned upon the closing of the offering of the Notes

COVID-19 Update

In March 2020, the World Health Organization characterized a novel strain of coronavirus (“COVID-19”) as a pandemic amidst a rising number of confirmed cases and thousands of deaths worldwide. As of December 28, 2019, the outbreak of COVID-19 had not had a significant impact on our business. However, more recently, our business has been significantly impacted. In recent weeks, many countries, including the United States, have taken steps to restrict travel, temporarily close businesses, schools and other public gathering spaces and almost all states in the United States have issued orders and directives requiring residents to stay in their homes. These government mandates have forced many of our customers to seek government support in order to continue operating, to drastically curtail their dining options or to cease operations entirely. It remains unclear how long such measures will remain in place and when the COVID-19 pandemic will abate.

Impact of COVID-19 on Our Business

The outbreak and worsening of the COVID-19 pandemic has and will continue to adversely impact our sales and liquidity position due to the slowdown in total case volume (and, in particular, restaurant, hospitality and education case volume). Our business has been designated an essential business, which allows us to continue to serve our customers during the COVID-19 pandemic. However, many of our customers have been required by governmental authorities to temporarily close locations or only offer limited dining options such as carryout and delivery in an effort to reduce the spread of COVID-19, while others have temporarily closed locations voluntarily due to decreased consumer demand.

Since mid-March 2020, the operations of our restaurant, hospitality and education customers (and our operations that are dependent upon these customers) have been significantly disrupted by the spread of COVID-19 and the corresponding sudden and significant decline in consumer demand for food prepared away from home. Although we have not yet finalized our financial results for the 13 weeks ended March 28, 2020, the negative impact of the COVID-19 pandemic on our restaurant, hospitality and education customers during the last two to three weeks of March led to a decline in our Net sales, Net income and Adjusted EBITDA for such 13-week period, as compared to the comparable prior year period. We experienced decreases in Net sales and total case volumes during the last two weeks of the 13 weeks ended March 28, 2020. Total case volumes during the last week of the 13-week period ended March 28, 2020 were down approximately 50% compared to the last week of the 13-week period ended March 30, 2019, and we are seeing these trends continue into April 2020. In the first three weeks of the 13-week period ending June 28, 2020, we have experienced 50% decreases in both Net sales and total case volumes when compared to the first three weeks of the comparable prior year period.

Recent Activity and Sector Perspectives

We are optimistic about the long-term prospects for our business. US Foods operates in a large and essential industry with a highly diversified set of end consumers. While our core customer groups (such as restaurants, hospitality and education) have been significantly affected by the effects of the COVID-19 pandemic, other customer groups (such as healthcare, government and retail) have been less affected. Although the timetable for returning to normalcy is unknown, we believe that our current level of case volumes will increase over time as the effects of the COVID-19 pandemic slowly dissipate and consumer demand for food prepared away from home increases.

As one of the larger companies in our industry, we believe we are well positioned to succeed as the fragmented nature of our industry and the current environment create opportunities for companies with the size and resources of US Foods. We believe we are differentiated from many of our competitors on a number of fronts including our national footprint, diversified omni-channel platform, strong technology capabilities and value-added service offerings, all of which have allowed us to continue to serve our customers under these unprecedented conditions. During these difficult times, we are proactively supporting our customers by helping our restaurant and hospitality customers adapt to social distancing restrictions with tools and resources to build and manage carryout and delivery capabilities. In light of the COVID-19 pandemic, we have developed additional innovative services, such as customer education webinars on the CARES Act (defined below), assistance with recovery plans for location re-openings, and the creation of unique pantry kits to allow restaurants to continue servicing consumers. Within the first two weeks of April, our customer initiatives have resulted in over 6,000 unique, live webinar attendees, over 1,200 one-on-one customer consultations and over 600 one-on-one CARES Act consultations. Our product development efforts remain in full force and we continue to deliver product innovations that resonate with our customers. In addition, we are working with many of our customers to provide them with repayment plans to enable them to continue to purchase products from us as they pay down their balances on outstanding invoices.

In response to the COVID-19 pandemic and ensuing decrease in total case volume, we have decisively modified our business strategy and cost structure. We are taking a number of steps to secure new retail partnerships, reduce operating costs and strengthen our liquidity position during this time, including:

•	adding over 30 national and local retailers to our platform, which we believe will create short-term opportunities for our grocery market;

•	actively managing our variable costs (which represent a large majority of our operating expenses), through a combination of temporary furloughs, reductions in compensation, elimination of all non-critical capital spend and reduction in the size of our sales force to better align our cost structure with current case volumes;

•	contracting out some of our distribution employees to customers, such as grocery retailers, experiencing increased demand during the COVID-19 pandemic;

•	improving working capital by extending terms with vendors while focusing on receivables; and

•	managing capital expenditures effectively, including ceasing construction on new facilities and significantly limiting maintenance and information technology projects.

We also have the ability to take further cost reduction actions as necessary if the COVID-19 pandemic persists longer than expected. Even so, there is no certainty that such measures, or any additional actions that we may take in the future, will be successful in mitigating the impact of the pandemic on our business, results of operations or financial condition.

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer-side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, technical corrections to tax depreciation methods for qualified improvement property and federally backed loans to qualifying small-businesses. US Foods will benefit from the refundable payroll tax credits provided under the CARES Act and we expect that many of our customers will benefit from the federally backed small business loan program. It is currently unclear how else US Foods may benefit from the CARES Act, but we continue to examine the impacts the CARES Act may have on our business, results of operations or financial condition.

The impact of the COVID-19 pandemic is fluid and continues to evolve, and therefore, we cannot currently predict the extent to which our business, results of operations or financial condition will ultimately be impacted. In particular, we cannot predict the extent to which the COVID-19 pandemic will affect our business, results of operation or financial condition in the long term because the duration and severity of the pandemic and its negative impact on the economy (including our customers) is unclear. The impact of the COVID-19 pandemic on us will also be dependent on: the resiliency of the restaurant and hospitality industry and consumer spending more broadly; actions taken by national, state and local governments to contain the disease or treat its impact, including travel restrictions and bans, social distancing requirements, required closures of non-essential businesses and aid and economic stimulus efforts; and any prolonged economic recession resulting from the pandemic. We do not expect economic and operating conditions for our business to improve until consumers are once again willing and able to resume consumption of food away from home on a regular basis. This may not occur until well after the pandemic abates and the broader economy begins to improve.

We currently expect that the COVID-19 outbreak will impact our financial performance for the 13-week period ending June 28, 2020 much more significantly than it impacted the 13-week period ended March 28, 2020, primarily because prolonged disruption to our customers’ operations and reduced consumer demand for food away from home will exacerbate the negative impact of the COVID-19 pandemic on our business and that negative impact will be reflected for the entirety of the 13-week period (as compared to the 13 weeks ended March 28, 2020, when the effects of the outbreak only manifested themselves during the last two to three weeks of March). With the spread of COVID-19 throughout the United States, we expect the outbreak and its effects to continue to have a significant adverse impact on our business, financial condition and results of operations for the duration of the pandemic and, if the subsequent economic recovery is slow and gradual, throughout substantial portions of that recovery.

Liquidity Update

In response to the impact of the COVID-19 pandemic, in March 2020 we borrowed an aggregate of $300.0 million under our ABS Facility and $700.0 million under our ABL Facility. These borrowings were made for the purpose of increasing cash on hand and to preserve financial flexibility in light of the current economic and business uncertainty resulting from the COVID-19 pandemic. In the next few weeks, we intend to consolidate our receivables-based financings by using cash on hand, borrowings under our ABL Facility or a combination thereof to repay all of our outstanding borrowings under and terminate our ABS Facility. Concurrent with this termination, we intend to transition the accounts receivable that are subject to the ABS Facility to our ABL Facility. The transfer of these additional accounts receivable to our ABL Facility is expected to increase the size of our ABL Facility borrowing base. Although it is difficult to forecast the effect the COVID-19 pandemic will have on the size and collectability of our accounts receivable (and, correspondingly, our borrowing base under the ABL Facility) in the future, we estimate that this transition of accounts receivable to our ABL Facility will provide us with additional liquidity in the second quarter of this year that would not otherwise have been available if the ABS Facility remained in place due to various terms and conditions of the ABS Facility that would have been triggered as a result of, among other things, the aging of our accounts receivable. In connection with the expected termination of the ABS Facility and aforementioned transition of accounts receivable, we also sought increased commitments under the ABL Facility. As of April 22, 2020, certain of our lenders have committed to provide, subject to certain conditions, $330.0 million of additional aggregate commitments under the ABL Facility (the “ABL Commitment Increase”) and we may seek to obtain further additional commitments in the near term if we determine that it would be advisable. After giving effect to the ABL Commitment Increase, we will have an aggregate of $1,930 million of commitments under the ABL Facility. However, until the termination of the ABS Facility and expected increase to our borrowing base as a result of the transition of accounts described above, we do not expect the ABL Commitment Increase to provide us with any additional borrowing capacity. As a result, prior to the termination of the ABS Facility and related transition of accounts, the ABL Commitment Increase will not provide us with any additional liquidity. The closing of the offering is not conditioned upon the repayment in full and termination of the ABS Facility, the transfer of accounts receivable to our ABL Facility or the ABL Commitment Increase, and no assurance can be made that such transactions will be consummated on their proposed terms, in the near term or at all.

In this current report, when we present information on an “as adjusted” basis or “after giving effect to the Transactions”, we have assumed that (i) the amount of cash that will be required to repay the ABS Facility in full in connection with the termination thereof will be approximately $575.0 million (which is equal to the aggregate principal amount of borrowings outstanding under the ABS Facility as of the date hereof) and (ii) the transfer of accounts receivable that are subject to the ABS Facility to our ABL Facility will increase the size of our ABL Facility borrowing base by approximately $623.7 million (which is equal to what we estimate the increase to the ABL Facility borrowing base would be if those accounts receivables were transferred as of the date hereof). Although we may choose to repay the ABS Facility using (i) only cash on hand, (ii) only borrowings under the ABL Facility or (ii) a combination thereof, for purposes of this current report we have assumed that we will fund the repayment of the ABS Facility with a combination of $325 million of borrowings under the ABL Facility and $250 million of cash on hand. These assumptions are based solely on information available to us as of the date of this current report and such information is subject to change. The actual amount of cash required to repay the ABS Facility in full will depend on the aggregate principal amount of outstanding borrowings on the relevant payment date. The actual size of the increase to the ABL Facility borrowing base will depend on the overall amount and estimated quality of the underlying accounts receivables when so transferred. As a result, a deterioration in the accounts receivable that are subject to the ABS Facility prior to such transfer would result in a lower increase to our ABL Facility borrowing base. You should not place undue reliance on the aforementioned assumed amounts because the assumed amounts may differ from actual amounts and such difference may be material.

After giving effect to the Transactions, as of March 28, 2020, we would have had approximately $1,391.6 million of cash and cash equivalents and approximately $620.0 million of additional borrowing capacity under our ABL Facility (based on our estimate that, on an as adjusted basis as of March 28, 2020, we would have had (i) $285.0 million of outstanding letters of credit, (ii) $1,930 million of aggregate commitments under the ABL Facility and (iii) an estimated borrowing base of approximately $2,172.2 million).

After giving effect to the Transactions, we believe that we will have sufficient liquidity to fund our operations and meet ordinary course obligations through 2021 if total case volumes remain unchanged from current levels through mid-2021 and recover only partially in the second half of 2021. If our business improves before mid-2021, we believe the offering will strengthen our balance sheet and position us to take advantage of strategic opportunities. We cannot, however, assure you that this will be the case. We may, however, pursue additional capital raise transactions at some point in the future if we determine that it would be advisable to further strengthen our liquidity position. We make no assurance, however, that we will be able to raise any additional capital in the future on satisfactory terms or at all. Our continued access to sources of liquidity depends on multiple factors, including economic conditions, the condition of financial markets, the availability of sufficient amounts of financing, our operating performance and our credit ratings. A rating agency recently announced that our credit ratings were subject to review for downgrade. If our credit ratings were to be downgraded, or financing sources were to ascribe higher credit risk to us or our industry generally, our access to capital and the cost of any financing would be negatively impacted. In addition, the effect of COVID-19 on the capital markets could significantly impact our cost of borrowing and the availability of capital to us.

Preliminary Estimated Unaudited Consolidated Financial Information as of and for the 13 weeks Ended March 28, 2020

Our preliminary estimated unaudited consolidated Net sales, Net income and Adjusted EBITDA for the 13 weeks ended March 28, 2020 and our Cash and cash equivalents and Total debt as of March 28, 2020 are set forth below. Our preliminary estimates set forth below are based solely on information available to us as of the date of this current report and are subject to change. Our preliminary estimates contained in this current report are forward-looking statements. Our actual financial position and results as of and for the 13 weeks ended March 28, 2020 may differ (and such differences may be material) from these preliminary estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between the date of this current report and the time that our financial position and results as of and for the 13 weeks ended March 28, 2020 are finalized. Accordingly, you should not place undue reliance on this preliminary estimated financial information, as it may differ materially from our actual results.

The preliminary estimates set forth below are not a comprehensive statement of our consolidated financial position and results as of and for the 13 weeks ended March 28, 2020, and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, these preliminary estimates as of and for the 13 weeks ended March 28, 2020 are not necessarily indicative of the results to be achieved in any future period. The preliminary estimated financial information set forth below does not reflect any pro forma adjustments for the Smart Foodservice Acquisition or any other events occurring after March 28, 2020.

The preliminary estimated financial information included in this current report has been prepared by, and is the responsibility of, our management. Our auditors have not audited, reviewed, compiled, or applied any agreed-upon procedures with respect to this preliminary estimated financial information. Accordingly, our auditors do not express an opinion or any other form of assurance with respect thereto.

	For the 13 weeks ended
	March 28, 2020		March 30, 2019
(in millions)	(estimated)		(actual)
	Low	High
Preliminary Estimated Statement of Income Data:
Net sales	$6,330	$6,350	$6,031
Net (loss) income	(135)	(125)	71
Adjusted EBITDA (non-GAAP)	170	180	232

	As of
	March 28, 2020		December 28, 2019
	(estimated)		(actual)
Preliminary Estimated Balance Sheet Data
Cash and cash equivalents	1,077		$90
Total debt	5,917		4,736

For the 13 weeks ended March 28, 2020, we expect Net sales to be in the range of $6,330 million to $6,350 million compared to $6,031 million for the 13 weeks ended March 30, 2019. The expected increase in Net sales was primarily due to approximately $650 million of Net sales attributable to the Food Group which was not owned by us during the 13-week period ended March 30, 2019, partially offset by the negative impact of the COVID-19 pandemic on our restaurant, hospitality and education customers and their reduced demand for our products and services during approximately the last two to three weeks of the 13-week period ended March 28, 2020. Total case volume increased 3.4% for the 13 weeks ended March 28, 2020 compared to the 13 weeks ended March 30, 2019. The increase in total case volume reflected contributions from the Food Group, partially offset by decreases in case volume due to the impact of COVID-19. We experienced decreases in Net sales and total case volumes during the last two weeks of the 13 weeks ended March 28, 2020. Net sales and Total case volumes during the last week of the 13-week period ended March 28, 2020 were down approximately 50% compared to the last week of the 13-week period ended March 30, 2019, and we are seeing these trends continue into April 2020.

For the 13 weeks ended March 28, 2020, we expect Net loss to be in the range of $(135) million to $(125) million compared to Net Income of $71 million for the 13 weeks ended March 30, 2019. The expected decline in Net income was primarily due to the decline in our Net sales due to the impact of COVID-19 and approximately $170 million of higher reserve for doubtful accounts expense related to the COVID-19 pandemic. The expected decline was impacted by approximately $(33) million to $(31) million of Net loss attributable to the Food Group, which was not owned by us during the 13-week period ended March 30, 2019.

For the 13 weeks ended March 28, 2020, we expect Adjusted EBITDA to be in the range of approximately $170 million to $180 million compared to $232 million for the 13 weeks ended March 30, 2019. The expected decline in Adjusted EBITDA was primarily due to the decline in our Net sales described above. The expected decline was also offset by a small amount of Adjusted EBITDA attributable to the Food Group which was not owned by us during the 13-week period ended March 30, 2019.

As of March 28, 2020, we expect our Cash and cash equivalents to have been $1,077 million compared to $90 million as of December 28, 2019. The increase in Cash and cash equivalents was primarily due to the borrowing of an aggregate of $300.0 million under our ABS Facility and $700.0 million under our ABL Facility in March 2020 for the purpose of increasing cash on hand and to preserve financial flexibility in light of the current economic and business uncertainty resulting from COVID-19 pandemic.

As of March 28, 2020, we expect to have had $5,917 million of Total debt compared to $4,736 million as of December 28, 2019. The increase in Total debt was primarily due to the borrowings under our ABS Facility and ABL Facility in March 2020 described in the preceding paragraph.

Because the COVID-19 situation is ongoing and because the duration and severity of the pandemic and its negative impact on the U.S. and global economies are unclear, it is difficult to forecast any impacts it will have on our future results. We currently expect that the COVID-19 outbreak will impact our financial performance for the 13-week period ending June 28, 2020 much more significantly than it impacted the 13-week period ended March 28, 2020, primarily because prolonged disruption to our customers’ operations and reduced consumer demand for food away from home will worsen the negative impact of the COVID-19 pandemic on our business and that negative impact will be reflected for the entirety of the 13-week period (as compared to the 13 weeks ended March 28, 2020, when the effects of the outbreak only manifested themselves during the last two to three weeks of March). With the spread of COVID-19 throughout the United States, we expect the outbreak and its effects to continue to have a significant adverse impact on our business, financial condition and results of operations for the duration of the pandemic and, if the subsequent economic recovery is slow and gradual, throughout substantial portions of that recovery.

Adjusted EBITDA is a non-GAAP financial measure. The following table presents a reconciliation to Net income, the most comparable GAAP financial measure, to Adjusted EBITDA for the 13 weeks ended March 28, 2020 and March 30, 2019, respectively.

	For the 13 weeks ended
	March 28, 2020		March 30, 2019
(in millions)	Low	High
	(estimated)		(actual)
Net (loss) income (GAAP)	$(135)	$(125)	$71
Interest expense-net	52	52	42
Income tax (benefit) provision	(45)	(35)	20
Depreciation and amortization expense	102	97	81
EBITDA (Non-GAAP)	(26)	(11)	214

Adjustments:
Share-based compensation expense(1)	7	7	6
LIFO reserve adjustment(2)	(13)	(13)	(2)
Business transformation costs(3)	6	6	1
COVID-19 reserve for doubtful accounts expense(4)	170	170	—
Other Costs(5)	2	2	2
Food Group acquisition-related costs(6)	15	12	11
Smart Foodservice Acquisition-related costs(7)	9	7	—
Adjusted EBITDA (Non-GAAP)	$170	$180	$232

(1)	Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(2)	Represents the non-cash impact of LIFO reserve adjustments
(3)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(4)	Includes the increase in reserve for doubtful accounts expense reflecting the collection risk associated with our customer base as a result of the COVID-19 pandemic. For the 13 weeks ended March 28, 2020 we had a total of $180 million of reserve for doubtful accounts expense. Management estimates that approximately $170 million of this reserve for doubtful accounts expense was attributable to the negative impact the COVID-19 pandemic had on many of our customers’ operations during the last two weeks of the 13 week period. This amount was derived by subtracting what management believes to be a reasonable estimate of what reserve for doubtful accounts expense would have been for the 13 week period ended March 28, 2020 had there been no COVID-19 outbreak from actual reserve for doubtful accounts expense for the period.
(5)	Consists of other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under the agreements governing our indebtedness.
(6)	Includes Food Group acquisition and integration related costs of in the range of $12 million to $15 million for the 13 weeks ended March 28, 2020 and $11 million for the 13 weeks ended March 30, 2019.
(7)	Consists of Smart Foodservice Acquisition-related costs of $7 million to $9 million for the 13 weeks ended March 28, 2020.

Risk Factors

An economic downturn, public health crisis, such as the COVID-19 pandemic, and/or other factors affecting consumer spending and confidence, may reduce the amount of food consumed away from home, which may adversely affect our business, financial condition and results of operations.

The U.S. foodservice distribution industry is sensitive to national, regional and local economic conditions. In the past, an uneven level of general U.S. economic activity, uncertainty in the financial markets, and slow job growth had a negative impact on consumer confidence and discretionary spending. A decline in economic activity or the frequency and amount spent by consumers for food consumed away from home, as well as other macroenvironmental factors that could decrease general consumer confidence (including volatile financial markets or an uncertain political environment), may negatively impact our business, financial condition and results of operations.

The global outbreak of COVID-19 and its sudden and significant effects on the economy have and will continue to impact many of our customers, consumers and suppliers and, as a result, it has and will continue to impact us for an indeterminable period of time. Widespread adoption of “social distancing” measures, governmental directions to close non-essential businesses and public perceptions of the risks associated with the COVID-19 pandemic have resulted in a substantial disruption in many of our customers’ operations (including the limitation of dining options and the temporary closure of many restaurant, hospitality and education customers’ locations) and have significantly reduced the demand for our products and services. In addition, recent increases in unemployment and uncertainty in the financial markets will likely have a negative impact on consumer confidence and discretionary spending on food consumed away from home. Sustained disruption in our customers’ operations and reduced consumer spending on food consumed away from home as a result of the COVID-19 pandemic will have a significant negative effect on our customers’ financial condition and, as a result, will adversely impact our business, financial condition and results of operations. We do not expect economic and operating conditions for our business to improve until consumers are once again willing and able to resume consumption of food away from home on a regular basis. This may not occur until well after the pandemic abates and the broader economy begins to improve. Current economic forecasts predict significant increases in unemployment in the United States due to the adoption of “social distancing” and other policies to slow the spread of the virus, which are likely to have a negative impact on consumer discretionary spending, including for the restaurant and hospitality industries. Even when economic conditions improve, we cannot predict the long-term effects of the pandemic on our business. If the restaurant or hospitality industry is fundamentally changed by the COVID-19 outbreak in ways that are detrimental to us, our business may continue to be adversely affected even as the pandemic abates and the broader economy begins to recover.

Although we have not yet finalized our financial results for the 13 weeks ended March 28, 2020, the negative impact of the COVID-19 pandemic on our restaurant, hospitality and education customers during the last two to three weeks of March led to a decline in our Net sales, Net income and Adjusted EBITDA for such 13-week period, as compared to the comparable prior year period. We experienced decreases in Net sales and total case volumes during the last two weeks of the 13 weeks ended March 28, 2020. Total case volumes during the last week of the 13-week period ended March 28, 2020 were down approximately 50% compared to the last week of the 13-week period ended March 30, 2019, and we are seeing these trends continue into April 2020. In the first three weeks of the 13-week period ending June 28, 2020, we have experienced 50% decreases in both Net sales and total case volumes when compared to the first three weeks of the comparable prior year period. Because the COVID-19 situation is fluid and continues to evolve and because the duration and severity of the pandemic and its negative impact on the economy is unclear, it is difficult to forecast any impacts on our future results. We currently expect that the COVID-19 outbreak will impact our financial performance for the 13-week period ending June 28, 2020 much more significantly than it impacted the 13-week period ended March 28, 2020, primarily because prolonged disruption to our customers’ operations and reduced consumer demand for food away from home will worsen the negative impact of the COVID-19 pandemic on our business and that negative impact will be reflected for the entirety of the 13-week period (as compared to the 13 weeks ended March 28, 2020, when the effects of the outbreak only manifested themselves during the last two to three weeks of March). With the spread of COVID-19 throughout the United States, we expect the outbreak and its effects to continue to have a significant adverse impact on our business, financial condition and results of operations for the duration of the pandemic and, if the subsequent economic recovery is slow and gradual, throughout substantial portions of that recovery.

To the extent the COVID-19 pandemic adversely affects the business and financial results of us and our customers, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section or the “Risk Factors” section included in our Annual Report on Form 10-K for fiscal year 2019 incorporated by reference herein.

The COVID-19 pandemic has and will have a significant negative impact on our liquidity position and we expect that the impact will continue until the pandemic and any related negative economic effects abate.

The COVID-19 pandemic has resulted in a substantial disruption in many of our customers’ operations (including the limitation of dining options and the temporary closure of many restaurant, hospitality and education customers’ locations) and has significantly reduced the demand for our products and services. Sustained disruption in our customers’ operations as a result of the COVID-19 pandemic will have a significant negative effect on our customers’ financial condition and, as a result, will adversely impact our business, financial condition and results of operations. We have recently experienced some deterioration in the collectability of our existing accounts receivable and a decrease in the generation of new accounts receivable. If the COVID-19 pandemic persists for a prolonged period of time, we may experience further deterioration in the collectability of our existing accounts receivable and a continued decrease in the generation of our accounts receivable, which could adversely affect our cash flows and results of operations and require an increased level of working capital. In addition, our ability to borrow under our ABL Facility is subject to a borrowing base limitation that is based on certain criteria, including the amount and collectability of new accounts receivable. Thus, a decline in the amount and collectability of our accounts receivable not only adversely affects our cash flows and results of operations, but also reduces our access to additional liquidity due its negative impact on the borrowing base of our ABL Facility. Furthermore, due to the negative impact that the COVID-19 pandemic is expected to have on our Adjusted EBITDA in the current and future quarterly periods, we anticipate that our future ability to incur additional indebtedness under the incurrence “baskets” of our debt agreements that are based on a leverage ratio or coverage ratio calculation will be constrained.

In addition, the COVID-19 outbreak is adversely affecting the availability of liquidity generally in the credit markets, and there can be no guarantee that additional liquidity will be readily available or available on favorable terms, especially the longer the COVID-19 outbreak lasts. A rating agency recently announced that our credit ratings were subject to review for downgrade. If our credit ratings were to be downgraded, or financing sources were to ascribe higher credit risk to us or our industry, our access to capital and the cost of any financing would be negatively impacted.

As a result, the COVID-19 pandemic has had a significant impact on our liquidity position and we expect that impact will continue until the pandemic and any related negative economic effects abate. After giving effect to the Transactions, we believe that we will have sufficient liquidity to fund our operations and meet ordinary course obligations through 2021 if total case volumes remain unchanged from current levels through mid-2021 and recover only partially in the second half of 2021. We cannot, however, assure you that this will be the case. Any further significant reduction to our liquidity position caused by the COVID-19 pandemic could impair our ability to service our outstanding indebtedness and pay our other payables as they become due.

Non-GAAP Financial Measures

We provide EBITDA, Adjusted EBITDA and Free cash flow as supplemental measures to our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”) regarding our operating performance and liquidity. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We believe EBITDA and Adjusted EBITDA provide useful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted EBITDA include Restructuring costs (benefit), Share-based compensation expense, LIFO reserve adjustments, Pension settlements, Business transformation costs (business costs associated with the redesign of systems and processes), Food Group acquisition-related costs and other items as specified in our debt agreements.

Management uses these non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under our debt agreements. We also believe these non-GAAP financial measures and similar measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry. EBITDA and Adjusted EBITDA are not measurements of our performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP.

We use Free cash flow as a supplemental measure regarding the liquidity of our operations. We measure Free cash flow as Cash flows provided by operating activities less capital expenditures. We believe that Free cash flow is a useful financial metric to assess our ability to pursue business opportunities and investments. Free cash flow is not a measure of our liquidity under GAAP and should not be considered as an alternative to cash flows provided by operating activities or any other liquidity measures derived in accordance with GAAP.

We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA and Free cash flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate EBITDA, Adjusted EBITDA or Free cash flow in the same manner. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The non-GAAP financial measures presented in this current report should not be considered in isolation or as a substitute for any performance or liquidity measure, as applicable, calculated in accordance with GAAP. The adjustments made to calculate these non-GAAP financial measures are significant components in understanding and evaluating our financial performance and liquidity.

These non-GAAP financial measures have limitations as analytical tools, some of which are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our substantial indebtedness;

•	they do not reflect any income tax payments we may be required to make;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these measures differently than we do because such measures do not have standardized definitions, which limits their usefulness as comparative measures.

Because of the limitations discussed above our EBITDA, Adjusted EBITDA and Free cash flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business, or as measures of cash that will be available to us to meet our obligations.

Forward-Looking Statements

Statements in this current report which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the offering and the intended use of the proceeds thereof. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others, cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers; interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; effective integration of acquisitions; achievement of expected benefits from cost savings initiatives; fluctuations in fuel costs; economic factors affecting consumer confidence and discretionary spending; changes in consumer eating habits; our reputation in the industry; labor relations and costs; access to qualified and diverse labor; cost and pricing structures; changes in tax laws and regulations and resolution of tax disputes; governmental regulation; product recalls and product liability claims; adverse judgments or settlements resulting from litigation; disruptions of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; management of retirement benefits and pension obligations; extreme weather conditions, natural disasters and other catastrophic events, including pandemics and the rapid spread of contagious illnesses; risks associated with intellectual property, including potential infringement; indebtedness and restrictions under agreements governing indebtedness; and potential interest rate increases. For a detailed discussion of these risks, uncertainties and other factors, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, which was filed with the SEC on February 13, 2020. The forward-looking statements contained in this current report speak only as of the date of this current report. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law. We may not consummate the offering and, if the offering is consummated, we cannot provide any assurances regarding the final terms of the offering or our ability to effectively apply the net proceeds as described above.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by US Foods Holding Corp. dated April 22, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: April 23, 2020	US Foods Holding Corp.

	By:	/s/Dirk J. Locascio
Dirk J. Locascio
Chief Financial Officer